Exhibit 23.7

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use and reference to our name in the Registration Statement on Form S-4 of 1847432 Alberta ULC, and any amendments thereto (the “Registration Statement”) and to the incorporation by reference in the Registration Statement of our reports auditing a portion of Encana Corporation’s petroleum and natural gas reserves as of December 31, 2018 (the “Reports”), and the information derived from our Reports, as described or incorporated by reference in Encana Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018 and Current Report on Form 8-K, each filed with the United States Securities and Exchange Commission on February 28, 2019. We further consent to the reference to our name under the heading “Experts” in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

November 6, 2019

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